EXHIBIT 10 (ii)

                     CITIZENS FINANCIAL SERVICES, INC.

                           DIRECTORS' DEFERRED

                           COMPENSATION PLAN
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                     CITIZENS FINANCIAL SERVICES, INC.

                DIRECTORS' DEFERRED COMPENSATION PLAN

                                ARTICLE I
                               DEFINITIONS

1.01 Administrator:  The administrator appointed to administer the Plan.


1.02 Board:          The Board of Directors of Citizens Financial Services, Inc.


1.03 Code:           The Internal Revenue Code of 1986, as amended, or as it
                     may be amended from time to time.


1.04 Compensation:   All of a Participant's fees, earnings or compensation
                     which is actually paid to him/her during the Plan Year.


1.05 Director:       An individual who is a member of the Board of Directors
                     of First Citizens National Bank, as elected in accordance with the bylaws of the Bank, Citizens Financial Services, Inc. or any subsidiary and/or affiliated corporation.


1.06 Effective Date: January 1, 1991.


1.07 Employer:       First Citizens National Bank, Citizens Financial Services,
                     Inc. and any subsidiary and/or affiliated corporation


1.08 Participant:    A Director participating in the Plan.


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1.09 Plan:           The Citizens Financial Services, Inc. Directors' Deferred
                     Compensation Plan.


1.10 Plan Year:      The twelve (12) consecutive month period beginning each
                     January 1 and ending on December 31.


1.11 Retirement Date: As designated in the Articles of Association or By-Laws of Citizens Financial Services and affiliated corporations.


1.12 Valuation Date:  The last day of each Plan Year.


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                                ARTICLE II
                                ELIGIBILITY

2.01 Only those Directors, as defined in section 1.05, shall be eligible to participate in this Plan. Those Directors deemed eligible to participate shall be so notified. A Director electing to participate in this Plan shall notify the Board by filing a written notice with the Board, in the form so prescribed by the Board. Such Director shall become a Participant on the first day of the Plan Year (each January 1) following his/her election to participate.


2.02 In addition, any individuals who are on the Board of Directors of an institution or corporation which is absorbed or acquired by the Employer sponsoring this Plan shall also become Participants in this Plan on the day that such acquisition becomes effective, subject to approval by the Board.


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                                ARTICLE III
                              CONTRIBUTIONS

3.01 The Plan and the benefits thereunder shall be unfunded at all times. A bookkeeping account shall be established and maintained for each Participant to which will be credited the fee amounts that each Participant elects to defer. The benefits payable under the Plan shall be paid by the Employer, when due under the terms of the Plan, out of its general assets.


3.02 A limit on the amount of deferrals may be established by the Board and shall be subject to the sole discretion of the Board. Deferrals shall be limited such that when aggregated with Compensation paid to any one Participant the generally accepted rules of "reasonableness of compensation" will be observed. Thus the amount of Compensation paid during the Plan Year shall not exceed the value of services performed. In determining whether Compensation is "reasonable" the value of the services rendered in earlier years shall be taken into consideration.


The test of reasonableness shall be whether the total payments in the current Plan Year plus all Compensation paid in earlier years represents a reasonable allowance for all services rendered up to the end of the current Plan Year.


3.03 The Employer shall pay all the administrative expenses of the Plan so long as the Plan remains in effect.


3.04 A Participant may elect to deter all or a portion of his/her future monthly Director's fees. Such election must be in writing and filed with the Administrator prior to the first day of the Plan Year for Directors in office and prior to the date their term begins for Directors elected to fill vacancies and who were not Directors on the preceding December 31.


3.05 An election to defer Director's fees shall continue from year to year unless the Participant terminates it in accordance with section 3.06.


3.06 An election by a Director to defer fees may be terminated by written request to the Administrator. In the event of such termination the amount already deferred by the Participant shall not be paid to such Participant until the occurrence of one of the events enumerated in section 4.03.


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                                ARTICLE lV
                                 BENEFITS

4.01 The amount of the benefit payable under the Plan shall be equal to that benefit which can be purchased with the funds in the Participant's account.


4.02 The benefit payable to or on behalf of a Participant as determined under section 4.01 shall be paid in the form as decided upon by the Board, in its sole discretion, upon the occurrence of one of the events enumerated in
Section 4.03. Under no circumstances shall a benefit payout period exceed the life expectancy of the Participant or the Participant and his or her spouse.


4.03 Benefits due under the Plan shall be distributed upon the occurrence of one of the following events:

         (a) the Participant's attainment of his/her Retirement Date;
         (b) the disability of the Participant;
         (c) the death of the Participant;
         (d) the "hostile" acquisition of the Employer by another institution; or
         (e) the termination of the Participant as a Director.


4.04 Benefits payable under the Plan shall be paid by the Employer from the general assets of the Employer and charged against the Account maintained with respect to the benefits of such Participant. No payment shall be made to or with respect to a Participant to the extent that such payment would exceed the balance then remaining in the Account maintained with respect to the benefits of such Participant.


4.05 A Participant has the right to designate a Beneficiary to receive any benefits under the Plan because of the death of the Participant before retirement and to change that designation from time to time.


4.06 The Plan shall provide a death benefit to the Beneficiary of a Participant who dies before reaching his/her Retirement Date. Such benefit shall be equal to the benefit thus accrued under the Plan for such Participant at the time of death.


4.07 In the event that a Participant incurs a long-term disability, as defined below, he/she Shall be entitled to a benefit equal to the benefit thus accrued under the Plan. Disability means the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to last for a continuous period of not less than twelve (12) months. The permanence and degree of such impairment shall be supported by medical evidence.


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                                ARTICLE V
                             ADMINISTRATION

5.01 The Administrator shall have such powers and duties as are necessary for the proper administration of the Plan, including, but not limited to, the power to make decisions with respect to the application and interpretation of the Plan.


5.02 The Administrator shall be entitled to rely on the advice or opinion of any consultant, accountant or attorney and such persons may also act in their respective professional capacities as advisors to the Employer.


5.03 Subject to the limitations contained in the Plan, the Administrator shall be empowered from time to time, at its discretion, to establish rules for the transaction of its business and for the administration of the Plan.


5.04 The Administrator shall be responsible for filing any returns, reports or documents with the various government agencies, such as the Internal Revenue Service, as required by law or the regulations. In addition, the Administrator shall also be responsible for providing communication to Participants as required by law or the regulations.


5.05 On each Valuation Date, or as soon as practicable thereafter, the Administrator shall furnish to each Participant and retired Participant a statement reflecting the status of his/her account, including interest credited thereto, as of the end of such Plan Year.


5.06 Upon the occurrence of one of the events enumerated in section 4.03 of the Plan, the Administrator shall begin payment of benefits to such Participant, or such Participant's Beneficiary, from the Employer's general assets in the form prescribed in section 4.02 until such Participant's account is exhausted.


5.07 Claims: The Administrator shall make each claim determination in a uniform and non-discriminatory manner. Within 90 days after the receipt of the claim by the Administrator, the Administrator shall either grant the claim, deny the claim or notify the Participant, former Participant, or Beneficiary (hereafter "Claimant") that special circumstances have required an extension of time for the processing of the claim; such extension not to exceed 180 days from the original notice.


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Within 30 days after denial of any benefit under the Plan, the Administrator shall give to the Claimant written notice by certified mail, directed to his or her last address of record with the Administrator, of the denial of claim for benefits. The notice shall set forth the specific reason for such denial, shall make specific reference to Plan provisions upon which the denial is based, shall describe any additional material or information necessary for the Claimant to perfect his or her claim and why such material is necessary, and shall advise the Claimant that he or she may file a written appeal of the determination with the Administrator within 60 days after receipt of such notice. In connection with such appeal, the Claimant or his or her duly authorized representative may review pertinent documents and submit issues and comments in writing. Failure of the Claimant to file a written appeal with the Administrator within the allowable 60-day period shall constitute an irrevocable consent by the Claimant to the Administrator's decision denying the benefit claimed, and the Administrator's written notice shall so state.


Within 60 days after the filing of the appeal, the Administrator shall notify the Claimant either as to the decision on the appeal or that special circumstances require an extension of time for processing; such extension not to exceed 120 days from the date of the filing of the appeal. If neither the decision nor a notice of extension is furnished within the 60-day period, the claim shall be deemed to be denied on appeal.


All notices under this section shall be written in a manner calculated to be understood by Claimant.


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                                ARTICLE VI
                         AMENDMENT AND TERMINATION

6.01 While it is the intention of the Employer that this Plan should be permanent and continue to operate, the Employer reserves the right to terminate the Plan, at any time, at its discretion, subject to the approval and consent of the Board.

6.02 The Employer reserves the right to amend the Plan agreement at any time, and from time to time, by appropriate action of the Board and delivery of a certified copy of the amendment to the Administrator.


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                                ARTICLE VII
                              MISCELLANEOUS

7.01 Nothing contained in this Plan shall create, or be construed or interpreted to create, any new or additional obligations on the part of the Employer to retain any person in its employ or interfere in any way with the right of the Employer or the Board to discharge any Director.


7.02 Should any provision of this Plan be determined by a court of competent jurisdiction to be unlawful or unenforceable, such determination shall not adversely affect the remaining provisions of this Plan, unless it shall make impossible the maintenance or operation of the Plan for its intended purpose. To the extent any provision of this Plan is determined to be unlawful or unenforceable, this Plan shall be construed to be carried out to the fullest


7.03 This Plan may be executed in any number of counterparts, each of which shall be considered an original and said counterparts shall constitute by one and the same instrument,


7.04 The Plan at all times shall be entirely unfunded and no provision shall at any time be made with respect to segregating any assets of the Employer for payment of benefits hereunder. No Participant, Beneficiary or any other person shall have any interest in any particular assets of the Employer by reason of the right to receive a benefit under the Plan and any such Participant, Beneficiary or other person shall have only the rights of a general creditor of the Employer with respect to any rights under the Plan. Nothing contained in the Plan shall constitute a guarantee by the Employer or any other entity or person that the assets of the Employer will be sufficient to pay any benefit hereunder.


7.05 No benefit payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge prior to actual receipt thereof by the payee. Any attempt to do so shall be void and the Employer shall not be liable for or subject to the debts, contract, liabilities or torts of any person entitled to any benefit under the Plan.


7.06 In the event a Participant ceases to be a Director and becomes a director, proprietor, officer, partner, employee or otherwise becomes affiliated with any business that is in competition with the Employer, the entire balance of such Participant's account, including interest, if directed by the Board, and in its sole discretion, shall be subject to forfeiture.


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Furthermore, a Participant will achieve a nonforfeitable interest in his or her benefit only as such benefit becomes payable as determined by the form of payment designated by the Board (section 4.02). If a terminated Participant should become a director, proprietor, officer, partner, employee or otherwise becomes affiliated with any business that is in competition with the Employer, the balance of such Participant's benefit not yet paid out shall be subject to forfeiture at the discretion of the Board.


7.07 The benefits of individuals (Directors) who are Participants in the Directors' Deferred Compensation Plan of First citizens National Bank or the Deferred Compensation Plan - Directors' Fees of Star Savings and Loan Association on or before December 31, 1990, shall in no way be subject to reduction or attachment due to a change in the ownership or ownership makeup of First Citizens National Bank or Star Savings and Loan Association which is effective on or after December 31, 1990.



IN WITNESS WHEREOF, the individuals have hereunto set their hands and have caused this instrument to be executed by the Employer.


                                       CITIZENS FINANCIAL SERVICES, INC.

  Employer

December 17, 1991                       /s/ Richard E. Wilber
   Date                                 Richard E. Wilber


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